                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

            PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 371
                       DATED FEBRUARY 6, 2004 -- NO. 452

                              [GOLDMAN SACHS LOGO]

                          THE GOLDMAN SACHS GROUP, INC.
                           Medium-Term Notes, Series B

                                 $25,002,755.50
                8.125% Mandatory Exchangeable Notes due May 2005
                 (Exchangeable for Common Stock of Yahoo! Inc.)


       This pricing supplement and the accompanying prospectus supplement no. 371, relating to the mandatory exchangeable notes, should be read together. Because the mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 371 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 371, unless the context requires otherwise.

       The mandatory exchangeable notes offered by this pricing supplement, which we call the "offered notes" or the "notes", have the terms described in the accompanying prospectus supplement no. 371, as supplemented or modified by the following:

ISSUER:  The Goldman Sachs Group, Inc.

FACE AMOUNT: each offered note will have a face amount equal to $36.053, which is the initial index stock price; the aggregate face amount for all the offered notes is $25,002,755.50

INITIAL INDEX STOCK PRICE:  $36.053

ORIGINAL ISSUE PRICE:  100% of the face amount

NET PROCEEDS TO THE ISSUER:  99.95% of the face amount

TRADE DATE:  November 5, 2004

SETTLEMENT DATE (ORIGINAL ISSUE DATE):  November 15, 2004


STATED MATURITY DATE: May 16, 2005, unless extended for up to six business days

INTEREST RATE (COUPON):  8.125% per year

INTEREST PAYMENT DATES:  February 16, 2005 and
May 16, 2005

REGULAR RECORD DATES: for the interest payment dates specified above, five days before February 16 and May
16, respectively

INDEX STOCK AND INDEX STOCK ISSUER:  common stock of Yahoo! Inc.

CUSIP NO.:  38143Y707

       Your investment in the notes involves certain risks. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-3 of the accompanying prospectus supplement no. 371 so that you may better understand those risks. The offered notes are not principal-protected and the payment amount is capped.

                                ---------------
       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------
       Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                                ---------------

                   PRICING SUPPLEMENT DATED NOVEMBER 5, 2004.

PRINCIPAL AMOUNT:                                   On the stated maturity date, each offered note will be exchanged for index stock at the exchange rate or, at the option of Goldman Sachs, for the cash value of that stock based on the final index stock price.

EXCHANGE RATE:                                      If the final index stock price equals or exceeds the threshold appreciation price, then the exchange rate will equal the threshold fraction times one share of index stock for each $36.053 of the outstanding face amount.
                                                    Otherwise, the exchange rate will equal one share of the index stock for each $36.053 of the outstanding face amount. The exchange rate is subject to anti-dilution adjustment as described in the accompanying prospectus supplement no. 371.

                                                    Please note that the amount you receive for each $36.053 of outstanding face amount on the stated maturity date will not exceed the threshold appreciation price and that it could be substantially less than
                                                    $36.053. You could lose your entire investment in the offered notes.

INITIAL INDEX STOCK PRICE:                          $36.053 per share.

FINAL INDEX STOCK PRICE:                            The closing price of one share of the index stock on the
                                                    determination date, subject to anti-dilution adjustment.

THRESHOLD APPRECIATION PRICE:                       The initial index stock price times 1.20, which equals $43.2636 per share.

THRESHOLD FRACTION:                                 The threshold appreciation price divided by the final index stock price.

DETERMINATION DATE:                                 The fifth business day prior to May 16, 2005 unless extended for up to five business days.

NO LISTING:                                         The offered notes will not be listed on any securities exchange or interdealer market quotation system.

YAHOO! INC.:                                        According to its publicly available documents, Yahoo! Inc. is a provider of comprehensive Internet products and services to consumers and businesses through its worldwide network of online properties.  Information filed with the SEC by Yahoo! Inc. under the Exchange Act can be located by referencing its SEC file number: 000-28018.

HISTORICAL TRADING PRICE                            The index stock is traded on the Nasdaq National Market
INFORMATION:                                        System under the symbol "YHOO". The following table
                                                    shows the quarterly high and low trading prices and the
                                                    quarterly closing prices for the index stock on the
                                                    Nasdaq National Market System for the four calendar
                                                    quarters in each of 2002 and 2003 and the four calendar
                                                    quarters in 2004, through November 5, 2004. We obtained the trading price information shown below from Bloomberg Financial
                                                    Services, without independent verification.

                                                                                        HIGH       LOW      CLOSE
                                                                                        ----       ---      -----
                                                    2002
                                                    Quarter ended March 31..........   10.250     7.220      9.235
                                                    Quarter ended June 30...........    9.420     6.860      7.380
                                                    Quarter ended September 30......    7.130     4.500      4.785
                                                    Quarter ended December 31.......    9.200     4.541      8.175
                                                    2003
                                                    Quarter ended March 31..........   12.380     8.770     12.010
                                                    Quarter ended June 30...........   16.450    11.395     16.350
                                                    Quarter ended September 30......   18.910    14.435     17.695
                                                    Quarter ended December 31.......   22.515    18.200     22.515
                                                    2004
                                                    Quarter ended March 31..........   24.870    20.825     24.235
                                                    Quarter ended June 30...........   36.400    24.175     36.400
                                                    Quarter ended September 30......   34.300    25.700     33.910
                                                    Quarter ending December 31
                                                       (through November 5, 2004)...   37.970    34.021     36.350
                                                    Closing price on November 5,
                                                      2004..........................                        36.350

                                                    As indicated above, the market price of the index stock has been highly volatile during recent periods.  It is impossible to predict whether the price of the index stock will rise or fall, and you should not view the historical prices of the index stock as an indication of future performance.  See "Additional Risk
                                                    Factors Specific to Your Note --- The Market Price of Your
                                                    Note May Be Influenced by Many Unpredictable Factors" in the
                                                    accompanying prospectus supplement no. 371.

HYPOTHETICAL PAYMENT AMOUNT:                        The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each
                                                    $36.053 of the outstanding face amount of your note, if the final index stock price were any of the hypothetical prices shown in the left column.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the exchange rate and no market disruption events.

                                                    The prices in the left column represent hypothetical closing prices for one share of index stock on the determination date and are expressed as percentages of the initial index stock price, which equals $36.053 per share.
                                                    The amounts in the right column represent the hypothetical cash value of the index stock to be exchanged, based on the corresponding hypothetical final index stock prices, and are expressed as percentages of the initial index stock price. Thus, a hypothetical payment amount of 100% means that the cash value of the index stock that we would deliver in exchange for each $36.053 of the outstanding face amount of your note on the stated
                                                    maturity date would equal 100% of the initial index stock price, or $36.053, based on the corresponding hypothetical final index stock price and the assumptions noted above.

                                                        HYPOTHETICAL FINAL INDEX           HYPOTHETICAL PAYMENT
                                                          STOCK PRICE AS % OF                 AMOUNTS AS % OF
                                                       INITIAL INDEX STOCK PRICE            $36.053 FACE AMOUNT
                                                       -------------------------            -------------------
                                                                  175%                              120%
                                                                  150%                              120%
                                                                  125%                              120%
                                                                  110%                              110%
                                                                  100%                              100%
                                                                   75%                               75%
                                                                   50%                               50%
                                                                    0%                                0%

                                                    The payment amounts shown above are entirely hypothetical;
                                                    they are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical payment amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock.
                                                    Please read "Additional Risk Factors Specific to Your Note" and
                                                    "Hypothetical Payment Amounts on Your Note" in the accompanying prospectus supplement no. 371.

                                                    Payments on your note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United
                                                    States income tax treatment of the offered notes as described under
                                                    "Supplemental Discussion of Federal Income Tax Consequences" in the
                                                    accompanying prospectus supplement no. 371.

HEDGING:                                            In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk Factors Specific to Your Note -- Our Business
                                                    Activities May Create Conflicts of Interest Between You and Us" and "Use
                                                    of Proceeds and Hedging" in the accompanying prospectus supplement no. 371.